Exhibit 14.1

Diebold, Incorporated
Code of Business Ethics

Delivering Results with Integrity

Contents

A Message from Our President and Chief Executive Officer                4
Diebold's Vision, Mission & Values                            5
Why Are Our Values So Important?                            5
Where, When and to Whom Does Our Code of Business Ethics Apply?            5
Assume the Code Always Applies                            6
Who Can We Consult in Questionable Situations?                    6
We Expect Managers to Lead the Way                            7
We All Have a Duty to Report Potential Violations of the Code                7
Retaliation Is Strictly Prohibited and Will Not Be Tolerated                7
How Does the Company Handle Potential Code Violations?                8
Diebold Values Integrity                                8
We Maintain a Respectful Work Environment                        8
Our Harassment-Free Workplace                            8
Our Dedication to Equal Opportunity                            9
Our Responsible Workplace Behavior                            10
We Always Demonstrate Honest and Ethical Business Practices                11
Our Commitment to Compete Fairly                            11
Our Proper Use of Competitive Information                        11
Our Vigilance Against Bribery                            12
Our Lobbying and Political Activities                            14
We Prepare Our Business and Financial Records With Impeccable Attention and Care    14
Our Financial Results                                14
Our Business Records                                16
We Are Dedicated to Human Rights and a Clean, Safe and Healthy Environment        16
Diebold Values Collaboration                            16
We Foster Proper Third-Party Relationships                        16
Our Customer Interactions                                17
Our Supplier and Other Engagements                            17
Our Work with the Government                            17
We Are Appropriate With Gifts and Entertainment                    18
We Avoid Conflicts of Interest                            19
We Diligently Follow All International Trade Laws.                    19
Diebold Values Innovation                                20
We Take Pride in Our Products and Services                        20
We Safeguard Confidential Information.                        20

We Protect Our Resources                                21
Our Assets                                    21
Our Intellectual Property                                21
Our Computers and Communication Systems                        22
Diebold Values Knowledge.                                23
We Are Proud and Honest in Our Public Communications.                23
Our Interactions With the Public                            23
Our Use of Social Media                                24
We Never Improperly Use Inside Information                        24
We Respect the Privacy of Our Associates, Customers and End Users            25
A Message from Our Vice President and Chief Compliance Officer                26
Our Diebold Resources                                27

A Message from Our President and Chief Executive Officer

“At Diebold, we are proud of our open-door, non-retaliatory culture, and we welcome questions and encourage dialogue.”

Our work together at Diebold is driven by our core values: integrity, collaboration, innovation and knowledge. These values inform our day-to-day decisions and provide guiding principles as we work to deliver innovative technology and services that make businesses better.

I'm very pleased to present our Code of Business Ethics, which replaces our Business Ethics Policy. The Code is a direct extension of our core values. We have a strong organizational commitment to doing business ethically and in keeping with the law. We believe every Diebold associate-including directors, officers, employees, agents and contractors-plays an important role in ensuring that Diebold remains the innovative and ethical company it is today.

The Code applies throughout the Diebold family of companies and in every location where we do business. Please take a moment to read the Code and to understand how its principles and guidelines apply to your job. Use it as a framework for acting honestly and ethically.

We expect you to follow the Code and its principles. Never take an action that might violate the Code, even if you think it will help the business. If you have questions, or face a situation where you don't know the right course of action, consult one of the ethics resources listed in this Code.

Ethical conduct is critical to our success: our customers demand it more than ever, and our workplace becomes more productive, cooperative and efficient when we follow our Code. Remember that you will never be penalized for asking questions or truthfully reporting concerns. At Diebold, we are proud of our open-door, non-retaliatory culture, and we welcome questions and encourage dialogue.

We all play a role in ensuring Diebold's success. Thank you for your commitment to business integrity.

Thomas W. Swidarski
President and Chief Executive Officer

Diebold's Vision, Mission & Values
Vision
To be recognized as the essential partner in creating and implementing ideas that optimize convenience, efficiency and security.
Mission
We deliver innovative technology and services that make businesses better through a powerful combination of:
Customer knowledge
Inspired thinking
Attentive associates

Values
Integrity: We are open, honest and responsible for following through on our commitments.
Collaboration: We seek opportunities to partner with customers, fellow associates and suppliers.

Innovation: We nurture creative thinking that adds value.

Knowledge: We encourage continuous development of our skills and expertise to better serve our customers.

Why Are Our Values So Important?
Our business success starts with our organizational values: integrity, collaboration, innovation and knowledge. We each represent Diebold in everything we do, and we are responsible for acting ethically and within both the spirit and the letter of the law. By committing to integrity, sharing ideas and advancing our shared goals and values, we will drive Diebold's business forward responsibly. Diebold: Innovation Delivered.
Our Code of Business Ethics is based on Diebold's values and we illustrate throughout this Code how they apply to our day-to-day working experiences.

Where, When and To Whom Does Our Code of Business Ethics Apply?
Our Code of Business Ethics describes certain expectations for business ethics and conduct at Diebold. The Code applies not only to Diebold, Incorporated but also to our subsidiaries and affiliates. Whenever we refer to 'Diebold' or the 'Company' in this Code, we are including all of these entities together. Our Code of Business Ethics applies to all of Diebold's directors, officers, employees, agents and contractors, and we refer to all of them as 'associates' throughout this Code. In addition, we expect our suppliers, distributors, customers and other business partners to act ethically and in a manner consistent with our Code.
As a global enterprise, Diebold understands that there are many differing economic, political and legal philosophies and forms of government throughout the world. The Company acknowledges the wide diversity of social customs and cultural and legal traditions of the many countries in which we operate. All over the world, wherever we do business, each of us is responsible for following this Code as well as applicable laws, regulations and other Company policies governing our work with Diebold.
Assume the Code Always Applies
It would simply not be possible to describe every situation associates may face while working on behalf of the Company. Instead, our Code describes certain responsibilities associates have to Diebold, to each other and to the Company's global partners and communities. Our Code of Business Ethics is a resource for all associates to use when addressing an ethical dilemma, or when they have questions about how to behave in business-related situations. We all must exercise sound judgment in matters involving business ethics and integrity, and we are expected to avoid conduct that may be questionable - or may appear to be questionable - on ethical grounds.
The most important rule to remember: when in doubt, ask!

Who Can We Consult in Questionable Situations?
At Diebold, we pride ourselves on our open-door environment. All associates are encouraged to share ideas, raise concerns and seek guidance. In many cases, your manager may be your best resource to answer questions or address concerns. If you are not comfortable raising an issue with your manager, or your manager may be implicated in the situation, there are other Diebold resources available to help. Feel free to speak with another Company supervisor, manager or human resources representative, or talk with a member of the Company's compliance or legal team. You may also call Diebold's EthicsPoint hotline or use our online reporting resource. When you ask questions, share ideas and provide input, you contribute to a better working environment at the Company.

Our Diebold Resources

To make a report or ask a question, please contact one of the following Company resources:
Your supervisor or any other member of Company management
A human resources representative
Diebold's Chief Compliance Officer or another member of the compliance team
Diebold's General Counsel or another member of the legal team
A member of the internal audit team
Our EthicsPoint hotline at
EthicsPoint
From the U.S. and Canada: 1-866-ETHICSP (1-866-384-4277)
From outside the U.S. and Canada: toll-free country numbers listed in Our Diebold Resources towards the end of this Code

Associates may make anonymous reports by using the EthicsPoint hotline. In some locations, however, anonymous reporting of certain types of issues may be restricted by local law. Associates making a report in a location where anonymous reporting is prohibited or restricted should follow the applicable procedures for their location.

We Expect Managers to Lead the Way. Managers have additional responsibilities to both Diebold and to other associates at the Company. If you are a manager, be a role model. You are accountable for reinforcing and living by this Code and the Company's policies, as well as our organizational values. Managers should provide responsible guidance to their associates, ensuring they know and follow applicable laws and regulations. As a manager, be receptive and open to associate concerns. If an associate raises potential ethics issues or reports a violation of this Code, other Diebold policies or the law, it's your responsibility as a manager to refer the matter to Diebold's Chief Compliance Officer (compliance@diebold.com), the General Counsel or Diebold's ethics committee through EthicsPoint.
We All Have a Duty to Report Potential Violations of the Code. We are all responsible for notifying the Company of wrongdoing. Any associate who is aware of a violation - or even suspects a violation - of this Code, other Diebold policies or the law, must report it. Failing to report wrongdoing is itself a breach of this Code and may be cause for disciplinary action, up to and including termination of employment or service (subject, of course, to applicable law and collective agreements). Remember: at Diebold, we admire bold action, bold thinking and bold decisions; because we believe acting boldly makes a positive difference. If you have a concern or witness inappropriate behavior, be bold and bring it forward. We recognize that raising concerns requires courage, and the Company will fully support associates who make honest, good-faith reports.

Retaliation Is Strictly Prohibited and Will Not Be Tolerated. Diebold will not allow anyone to retaliate against an associate who either reports a violation or suspected violation in good faith or cooperates in an investigation. Like failing to report wrongdoing, retaliation is itself a breach of this Code and cause for disciplinary action, up to and including termination of employment or service.

How Does the Company Handle Potential Code Violations?

The Company will fully investigate any suspected violations, including those reported by associates through our EthicsPoint hotline. All associates are expected to cooperate and to provide complete, accurate and truthful information in connection with any investigation (subject, of course, to any rights they may have under applicable law). The Company recognizes that there may be times when associates would like their reports to remain confidential, and we will attempt to keep those reports as confidential as possible. Under certain rare circumstances, however, the Company may not be able to maintain confidentiality and will let the reporting associate know.

If the investigation reveals that an associate chose a course of action that is inconsistent with Diebold's Code, other policies or the law, the associate will be disciplined appropriately, up to and including termination of employment or service and - where warranted - potential legal action. In those cases, the Company will follow local law and disciplinary procedures as well as applicable employment contracts and collective agreements. In addition, if an associate violates the law, Diebold will cooperate with the appropriate authorities.

Diebold Values INTEGRITY
“We are open, honest and responsible for following through on our commitments.”
We Maintain a Respectful Work Environment.
Our Harassment-Free Workplace
Diebold's culture is one of dignity and respect. Every associate is responsible for assuring that the workforce and work environment are free from inappropriate conduct. Diebold prohibits harassing behavior including:

•	Sexual harassment

•	Electronic harassment - for example, through email or the Internet

•	Bullying

•	Verbal abuse

Harassment includes any conduct that creates an intimidating, hostile or offensive work environment on the basis of certain personal characteristics. We are all responsible for reporting inappropriate behavior involving an associate or even someone who is not affiliated with Diebold - such as a customer or supplier.
For more information, consult the Harassment-Free Workplace Policy or your local policy.

Consider this situation:
Susan, a Marketing associate, often works on projects with certain vendors or business partners during the course of her job. Those teams sometimes work long hours and will occasionally get together outside the office after a particularly demanding day or after finishing an important project. On several of those occasions, Stan, a vendor representative, appeared intoxicated and made inappropriate remarks about Susan and other women in the Marketing department. He also made sexually suggestive comments to Susan, ignoring the fact that she repeatedly declined his advances. Susan has complained to one of her co-workers about Stan's behavior but assumes that she has no recourse because Stan is not a company associate, and his behavior occurred after working hours, in a social situation.
Q. Can the Company help Susan?
A. Yes. Stan's behavior may well rise to the level of harassment, and harassment is always prohibited at the Company, regardless of whether it occurs at our offices or at an off-site location. The fact that Stan is not an associate of the Company doesn't change Diebold's expectation that Susan be treated respectfully. Susan should report her concerns to her supervisor or another resource at the Company. In fact, any associate - including Susan's co-worker - who is aware of inappropriate behavior is responsible for reporting it. For a list of available resources, please see Our Diebold Resources.

Our Dedication to Equal Opportunity
Diversity in our workforce fosters diversity in ideas, which is crucial to our Company's growth. The Company's Diversity Commitment is an important part of what it means to be a Diebold associate. Diebold complies with applicable employment laws. We provide equal employment opportunities to all associates and job applicants and will not unlawfully discriminate on the basis of:

•	race

•	color

•	religion

•	sex

•	age

•	national origin

•	disability

•	citizenship

•	veteran status

•	sexual orientation

•	any other status protected by applicable law

Q: What are 'other employment-related decisions?'
A:  Examples of other employment-related decisions include:
recruitment
placement
advancement
compensation
benefits
termination
Those of us who are involved in of any of these activities must base our decisions entirely on business-related requirements, and we must never discriminate.

Equal treatment is important not only in the hiring process but also in connection with other employment-related decisions. Please read our Equal Employment Opportunity Policy for additional information in this area.
Our Responsible Workplace Behavior
The safety of our associates and the security of our operations are of the utmost importance to Diebold. To that end, associates may not possess, use, distribute or be under the influence of illegal drugs on Company property or while working. Similarly, substance abuse in the workplace - including the improper use of prescription drugs - is not only unsafe, but it is also a violation of this Code. The possession or use of alcohol while working or on Company property is also prohibited unless approved by the Company and used responsibly. For more information on this topic, see the Alcohol and Drug-Free Workplace Policy or your local policy.

Responsible workplace behavior also includes being courteous and professional when representing Diebold. For more information, please review the Associate Conduct and Performance Policy or your local policy. There is no place for violence or threatening behavior at the Company. Any associate who is aware of threatening conduct or who witnesses violent behavior in the workplace should report it immediately. Please see the Violence Free Workplace Policy or your local policy for additional information on this topic.

Q. Let's consider Susan again. If the situation with Stan occurred while she, Stan and other associates consumed alcohol at a Company-sponsored dinner celebrating the release of a new product, would they be violating Company policy?

A.  Their use of alcohol itself would likely not be a breach, since the Company allows reasonable and responsible consumption of alcohol at Company-sponsored events or meetings where alcohol is permitted or while entertaining current or potential customers, suppliers or vendors. That said, over-consumption of alcohol and any other inappropriate behavior at the dinner, like that exhibited by Stan, may well violate Company policy and should be reported.

We Always Demonstrate Honest and Ethical Business Practices.
Our Commitment to Compete Fairly
Diebold competes vigorously but fairly, and we do not disparage our competitors. We win customers based on our products and services, and associates must be accurate and truthful when describing the benefits of working with the Company. We must not engage in behavior which is considered abusive, especially in countries where we hold a dominant position due to our large proportion of business in that market. Many countries have enacted laws prohibiting activities and practices that interfere with competition, and Diebold respects and complies with the competition laws of every country in which we do business. There is a wide range of prohibited anticompetitive activity; some examples include:

•	Working with competitors to set purchase or selling prices, limit production or output, agree to set certain terms in proposals or establish agreed-upon terms of sale or trading

•	Charging unreasonably high prices that exploit customers or charge unrealistically low prices, which may be used to drive competitors out of the market

•	Agreeing with competitors to share, allocate or divide up customers, suppliers or markets
As a rule of thumb, do not discuss prices, clients or confidential information with any competitors. For additional guidance on confidential information, see the We Safeguard Confidential Information section of this Code.

Q: One of my close friends works for our biggest competitor. We would never agree to set prices, of course, but we have discussed prices and business costs in the past. Is that a problem?
A:  Yes. Associates should never discuss pricing information with a competitor, even if the conversation is informal or with a friend. Discussions of this sort may be a violation of competition laws, and you should let the Company know about your conversations.

Agreements between companies at different levels of the supply chain, typically distributor and channel-partner arrangements, can also give rise to competition-related concerns if they are not properly contractually structured. For instance, we may not require our distributors to refuse to sell goods to customers residing outside of a given territory nor can we impose on our distributors a resale price for a given product.
Violations of fair competition laws can result in very large fines and, in some cases, individuals may even be imprisoned. Because the rules in this area can be complicated, associates should contact one of Our Diebold Resources with questions or concerns. Please also refer to Diebold's Antitrust Policy for additional information.
Our Proper Use of Competitive Information
Competitive information can be valuable to our business, but the way we obtain competitive information is very important. Associates should feel free to review publicly-available information about our competitors - from their public websites and public records, for example - and to consider that information in the course of their jobs. We should never try to obtain competitive information by dishonest or improper means, however. For example, when interacting with colleagues who previously worked at a competitor we must be mindful of and respect any non-disclosure obligations they may have to their former employer. Do not ask them to share information they are required to keep confidential.

Consider this situation:
Sales executives Ted and Lynda attend a trade show once a year where they staff the Company's booth, attend sessions and generally spend time in the vendor area at the convention center. At this year's trade show, Lynda visited a competitor's booth and pretended she was a potential customer. She went on to ask questions about the competitor's pricing structure, renewal process and engagement philosophy. Because the competitor's representative believed Lynda was a prospective customer, he willingly engaged in conversation with her and shared some of the information Lynda sought. Lynda then passed the information along to Ted, who is currently bidding on a project against the competitor.
Q. Ted plans to use the information as he prepares his proposal. Should Ted proceed as planned?
A.  No, he should not. Lynda's actions were not proper. She was deceptive in obtaining the competitive information, and she discussed prices with a competitor. Both of those actions would put Lynda and the Company at serious risk of violating competition laws. Ted should certainly not use the information when preparing his bid and, in fact, he likely should not even participate in the bid. Ted must consult with one of Our Diebold Resources immediately.

Our Vigilance Against Bribery
It is never acceptable to give, receive or offer a bribe to advance Diebold's business interests. Cash payments to individuals are obviously bribes, but many things can be considered bribes, such as travel or entertainment, the promise of a job or even a gift. Bribes and attempted bribes in any form - anywhere - are violations of, among other things, this Code, our Foreign Corrupt Practices Act (FCPA) Compliance Policy and the United Kingdom Bribery Act.
Diebold prohibits bribery of all third parties - regardless of whether they are commercial parties or public officials. Most countries have enacted laws specifically prohibiting the bribery of 'public officials.' People who work for the government are, of course, public officials. But even individuals who may not appear to be in government service may also be public officials. For example, employees of government-owned businesses, candidates for political office, family members of government officials or employees of international, non-governmental organizations like the United Nations are all considered public officials. Notably, in many countries, banks are government-owned and managed, so their employees would be considered public officials subject to the FCPA.

Consider this situation:
The Company has hired Charles to assist in the distribution of our products and services in a new geographic market. Charles appears to be well known in his business community, yet his business cards do not indicate an office location. When negotiating with Charles, he requested that the Company wire his rather large, up-front engagement fee to a bank account in a tropical island nation, far from his base of operations. As promised, Charles got to work immediately selling the Company's products to local banks and other institutions. Prior to closing his first transaction, Charles requested that the Company make a contribution to a local charity supported by the head of the prospective customer bank.

Q. Should the Company make the contribution?

A.  Not without further investigating Charles and his request. There are several issues in this situation that demand further evaluation. First, Charles does not appear to have an office, which could indicate that he is not affiliated with a legitimate business enterprise. Excessive fees, requests for cash payments and requesting payment in another country are all red flags that must be scrutinized as well. Finally, in many countries, because banks are government-owned and managed, their employees would be considered public officials and the FCPA would therefore apply. A contribution to a local charity supported by a potential public official could well be a bribe in disguise.

Sometimes, Diebold engages third parties to represent the Company - by selling our products and services, for example. This Code and our other policies apply to those third parties - such as agents, resellers and distributors - when they are acting on our behalf. Because Diebold can be held responsible for any illegal or unethical behavior by third parties acting on Diebold's behalf, we are required to perform what is called 'due diligence' before engaging these third parties. Similarly, we must watch for any 'red flags' indicating that a third party is not following or does not understand our policies. For further direction on Diebold's due diligence process, please see Foreign Corrupt Practices Act Compliance: Third Party Protocols. If you see any warning signs when working with an agent, immediately contact a member of the compliance or legal team.

'Facilitating payments' are payments that encourage an official to do something he or she is supposed to do - granting routine permits or passports, connecting utilities or delivering mail, for example. Facilitating payments are prohibited at Diebold, except in extremely narrow, emergency situations where the health or safety of a Diebold associate may be at risk. In those unique situations, the facilitating payment must be immediately reported to the legal or compliance teams, and they must be accurately reflected in our books and records.

We are all required to follow our Code and our Foreign Corrupt Practices Act (FCPA) Compliance Policy, even if local business practices seem to ignore or excuse bribery in the name of building commercial relationships. If anyone - in the commercial or public realm - requests a personal benefit, do not provide it, and be sure to report it. Like anti-competitive behavior, bribery and corruption can result in very large fines and imprisonment. Because the rules in these areas can be confusing, please contact one of Our Diebold Resources if you are not sure how to proceed.

Our Lobbying and Political Activities
Diebold is committed to complying with all lobbying, campaign finance and other laws governing political activity. The Company will not make political contributions or participate in political activities, but the Company may communicate its position on issues to elected officials and other government representatives through authorized representatives of the Company.
Diebold encourages individual associates to participate in the political process, but only on their own behalf and never as a representative of Diebold. Any decision to become politically involved or to make contributions to candidates, parties, issues or causes is voluntary and personal, and we will not pressure anyone to support specific candidates or causes. Associates may not use Company assets in the pursuit of their personal political goals, nor may they engage in personal political activities on Company time.
Given our Company's public profile, we must assure strict political neutrality. As a result, the following people may not make political contributions - or participate in political activities - of any kind regardless of location, other than voting:

•	Chief executive officer of Diebold, Incorporated

•	President of Diebold, Incorporated

•	Chief financial officer of Diebold, Incorporated

•	All Diebold, Incorporated executives responsible for the oversight of our election systems business in Brazil

•	All associates of our election systems business in Brazil
This limited prohibition regarding political activities and contributions applies only to the extent permitted under applicable law.

We Prepare Our Business and Financial Records With Impeccable Attention and Care.
Our Financial Results
The Company is committed to compliance with applicable laws, rules and regulations relating to financial integrity. Because Diebold, Incorporated is a publicly traded company, we file reports and other documents with certain government agencies, including the Securities and Exchange Commission and the New York Stock Exchange. Diebold maintains disclosure controls and procedures to ensure full, fair, accurate, timely and understandable disclosure of required information in those reports and documents, and associates are responsible for execution of these control processes in a timely fashion. The Company is also dedicated to reliable financial reporting in accordance with U.S. generally accepted accounting principles, which are included in the company's Global Accounting Policies Database.

We are all required to cooperate and be truthful with the Company's internal and outside auditors, and associates may not withhold information from them. Complaints or concerns regarding accounting, internal accounting controls, auditing or tax matters require special attention and must be reported to the corporate controller or the vice president of financial controls and processes.

Q: I work in Finance. Is there anything special I need to know?
A:  Yes, you have heightened responsibilities with regard to financial integrity. In addition to following the letter of the law, finance professionals and other associates responsible for any aspect of the Company's internal accounting controls and financial and tax reporting systems are obligated to maintain high ethical standards of integrity and honesty. They must also work diligently to prepare and review financial statements and reports that are not false or misleading and that present full, fair, accurate, timely and understandable disclosure in the Company's reports and other public communications. These responsibilities are particularly important in situations where any associate has a personal interest - a matter directly or indirectly affecting the associate's compensation, for example. If you're not sure how to handle an accounting, auditing or tax matter, you should contact one of Our Diebold Resources; when in doubt, seek guidance.

Q:  It has come to my attention that the Company has told a customer that, if it accepts goods prior to delivery, Diebold will warehouse the goods until the customer is ready for delivery. This seems like an unauthorized bill and hold transaction, and I reported it to my manager and the finance lead for my business unit. So far, there has been no response and the end of the month is rapidly approaching. What should I do?
A:  First, report the issue to the corporate controller or the vice president of financial controls and processes. If you do not feel comfortable reaching out to the corporate controller or vice president of financial controls and processes or they are unresponsive to your concerns, then please report the issue to one or more of the following:
Diebold's Chief Financial Officer
Diebold's General Counsel
Diebold's Chief Compliance Officer
Diebold's Vice President of Internal Audit
The Chairman of the Audit Committee of Diebold, Incorporated's Board of Directors
Our EthicsPoint hotline at
EthicsPoint
From the U.S. and Canada: 1-866-ETHICSP (1-866-384-4277)
From outside of the U.S. and Canada: toll-free country numbers listed in Our Diebold Resources on page 34 of this Code

Our Business Records
The Company's financial statements and our books and records must accurately reflect all corporate transactions. All receipts and payments of Company funds must be authorized by management and properly recorded, and our records must disclose the nature and purpose of our corporate transactions. Associates who are aware of any unauthorized transactions, errors or discrepancies in the Company's records must take steps to resolve or correct them in accordance with the Company's Global Accounting Policies Database.
Associates are required to comply with all recordkeeping laws, regulations and Company policies. We are all responsible for managing and protecting the security and integrity of Diebold's business records. Business records come in a variety of forms, including physical and electronic records. Create only complete, accurate and truthful records. Be clear and professional when creating any business record - including email - and think about whether it could be taken out of context or misrepresented in any way.
If Diebold is involved in certain legal issues, or is the subject of an investigation, our compliance or legal team may issue what is called a 'legal hold.' When there is a legal hold, we are required to retain all records related to the matter in question. Always follow all legal hold instructions, and speak with a member of the compliance or legal team if you have any questions.
Remember: when in doubt, ask!
We Are Dedicated to Human Rights and a Clean, Safe and Healthy Environment.
The Company conducts all business with uncompromising integrity and the highest ethical standards all over the world. We provide fair working conditions and respect human rights. Diebold does not condone - and will not use - forced or child labor, nor will we engage in, or partner with others who engage in, human trafficking. We expect our associates, business partners and suppliers to follow the Company's lead in this area.
We recognize that our business has an impact on our environment and communities, and it is our intent to be a good corporate citizen in all communities in which we operate. Diebold is committed to maintaining healthy and safe workplaces and to complying with applicable environmental, health and safety laws. We strive to conduct our business in environmentally responsible and sustainable ways by using energy wisely and reporting any hazardous or unsafe environmental or working conditions, as required. The Company expects associates to support these endeavors.

Diebold Values COLLABORATION
“'We seek opportunities to partner with customers, fellow associates and suppliers.”
We Foster Proper Third-Party Relationships.

Our Customer Interactions
We have all worked hard - and must continue to work hard - to build Diebold's brand and reputation. Associates should treat customers fairly and with respect, always remembering that they represent Diebold when they interact with customers. If customers can't trust us individually, they won't trust the Company as a collective whole.
It is also imperative that we maintain customer confidences and safeguard all data and information entrusted to us by our customers. To that end, remember these simple rules:

•	Only access customer information as needed for legitimate business purposes.

•	Do not share customer information outside the Company.

•	Share customer information inside the Company only with appropriate people who have a 'need to know' the information in the course of their jobs.
We expect our business partners to protect customer information as well. Data protection laws differ among jurisdictions, and we are required to follow those laws that apply to our business. Contact one of Our Diebold Resources with questions before collecting, transferring, processing, disclosing or disposing of customer data.
Our Supplier and Other Engagements
Our choice of suppliers is based on many factors, including innovation, quality delivery, cost, logistics, financial viability and regulatory compliance. We will only engage suppliers who demonstrate the capability to meet our performance requirements. When engaging suppliers and other partners, we must be open, honest and fair as we strive to develop strong business relationships with them. Diebold is also committed to working with minority-owned, women-owned and small suppliers and other business partners.
All Diebold suppliers and other business partners must exhibit the highest ethical principles, consistent with the standards and values contained in this Code, including those related to gifts and entertainment. We also expect them to value and promote good corporate citizenship and sustainable business practices. Our suppliers and business partners must also demonstrate their respect for human rights by, among other things, abiding by all rules and regulations governing human trafficking, forced and child labor and conflict minerals. Diebold's Supplier Management Process provides the overall framework for the management of these principles.
Our Work with the Government
Many governments - including the U.S. government - have enacted unique laws, rules and regulations governing how organizations conduct business with them. It is Diebold's policy to comply with these requirements and to strictly adhere to all terms and conditions of any government contract. Government contracting rules can be very complex and can implicate virtually every aspect of the procurement and fulfillment process. All associates who interact in any way with the U.S. government are expected to review and follow our Code of Conduct for U.S. Government Sales.
As always, ask before you act when it comes to working with the U.S. Government. For additional information about interacting with public officials, refer back to the Our Vigilance Against Bribery section in this Code.

We Are Appropriate With Gifts and Entertainment.
Business gifts and entertainment on a modest scale are commonly used to build goodwill and strengthen working relationships. Sometimes, however, exchanging gifts or entertainment can raise ethical issues. What may be seen as innocent to some could be interpreted as undue influence or even a bribe by others. Undue influence and bribery are serious offenses that can lead to criminal prosecution of individuals and the Company. Associates must, therefore, always use their best judgment whenever they are giving or receiving gifts, entertainment or other gratuities.
The rules regarding gifts and entertainment are stricter when a public or government official is involved and associates must be sure to follow the rules set forth in Diebold's Foreign Corrupt Practices Act (FCPA) Compliance Policy.
Associates should also pay close attention when hosting a customer for marketing and training events, which could be considered a gift or entertainment, especially if there are meals, travel or other entertainment included in the event. These customer events should comply with the policy applicable to your location or business unit.
In addition, all customer travel must be approved by the appropriate member of the legal or compliance team. Please contact one of Our Diebold Resources if you have any questions.

Q: What are some situations in which gifts and entertainment are prohibited?
A:  In general, we should not offer, give or accept a gift, entertainment or anything else of value if it falls under any of the following categories:
In exchange for business with the Company
An attempt to win business for the Company
Intended to influence business with the Company
Excessive in value or frequency
In the form of cash, gift cards, gift certificates or other cash equivalents
Not customary in the given situation
In poor taste
Would embarrass the Company if disclosed
Inconsistent with the recipient's conflicts of interest and gifts policies
Not permitted by law
Remember: your choices are a reflection on Diebold - always use good judgment when it comes to gifts and entertainment. When deciding whether to provide or accept a gift or entertainment, please contact one of Our Diebold Resources

We Avoid Conflicts of Interest.
The term 'conflict of interest' describes any circumstance that could cast doubt on whether an associate is acting in the best interests of the Company. All associates and members of their immediate families are expected to avoid situations that raise - or even appear to raise - a conflict of interest.
This Code cannot possibly list all the situations that present - or appear to present - a conflict of interest. Associates must be diligent in recognizing possible conflicts. We are all expected to disclose any conflicts of interest, or suspected conflicts of interest, to the Company pursuant to our Conflicts of Interest Policy or by speaking with one of Our Diebold Resources. Being transparent and disclosing a conflict or potential conflict will give Diebold an opportunity to cure the conflict or minimize its effect.

Consider this situation:
Karen, an engineering manager, has accepted an off-hours consulting arrangement at one of the Company's smaller suppliers in exchange for stock options in the supplier. Karen is considering hiring her cousin, Richard, onto her team at the Company to give her more time to focus on her consulting. Richard is very interested in the opportunity and told Karen that he would cover the cost of their next family vacation if she gives him the job.
Q. Do any of Karen's actions or potential actions give rise to a conflict of interest?

A. Yes, Karen's loyalties to the Company are divided, or appear to be divided, in this situation because she:
Is consulting for a Company supplier
Has stock options at the supplier
Is considering hiring and managing a family member
Has been offered a trip as inducement to hire Jason
Diebold's Conflicts of Interest Policy requires Karen to disclose each of these potential conflicts of interest to the compliance team before taking any additional action. And, under no circumstances should Karen accept Richard's offer to pay for a vacation in exchange for a job.

We Diligently Follow All International Trade Laws.
We are required to follow the trade-related laws of the U.S. and other countries in which we do business. Associates should not conduct cross-border business without understanding how relevant trade rules apply. Trade compliance law, rules and regulations are varied, complex and change frequently. If you have any questions regarding compliance with this complicated area, contact Global Logistics Services before proceeding.
In general, whenever any Diebold product is created or manufactured in one country and then sent beyond that country's borders - whether shipped, sent electronically or distributed by some other means - it may be an export. Export laws and regulations control and sometimes restrict our ability to sell our products and services. Associates who develop, sell, ship or support Diebold's products must have a basic understanding of export law and our trade policies. We also must comply with the customs laws and import rules applying to the products, materials and technology we bring into our country from another country. These laws require, among other things, that we properly document the classification, value and country of origin of all imports. Failure to follow these rules and regulations may subject Diebold to fines, revocation or denial of export or import privileges. Please review our Export, Import and Security Compliance Policy Statement for more information.
It is also Diebold's policy to comply with trade sanctions and trade embargoes imposed by the U.S. or any other jurisdiction in which we do business. Various government bodies administer excluded-parties lists and economic sanctions. Those rules restrict a variety of transactions and commercial activities with certain individuals, entities and countries.
Finally, Diebold, Incorporated and its subsidiaries may not cooperate in economic boycotts which are not sanctioned by the U.S. government. We are required to report any requests to cooperate with unsanctioned boycotts. Those requests can be disguised in bid requests, purchase orders, contracts, letters of credit, shipping documents or other communications.
Don't forget: If you have any trade, import or export questions or issues, please contact Global Logistics Services.

Diebold Values INNOVATION
“We nurture creative thinking that adds value.”
We Take Pride in Our Products and Services.
Diebold is committed to complying with quality and safety standards, and we take pride in the quality of our products and services. All associates are required to accurately and completely document quality and safety matters and to report any product issues or concerns to the Company.
We Safeguard Confidential Information.
We are all responsible for protecting both the Company's confidential information and the confidential information other parties, such as customers or suppliers, entrust to us. Only disclose confidential information to other Diebold employees on a 'need-to-know' basis. Use discretion when discussing Diebold business in public areas, and do not use confidential information for your own purposes. When Diebold agrees to accept confidential information from third parties, we must protect it as we would protect our own. When working with third parties, Diebold may sign a nondisclosure agreement, and associates must abide by the terms of those agreements. We are all responsible for safeguarding Company and third-party information even when we are no longer working for or with Diebold.

Q: Can you give us some examples of the Company's confidential information?
A:  Confidential information includes Diebold's:
Strategy
Plans
Actions
Forecasts
Sales
Earnings
Financial condition
New contracts
Significant transactions
Discoveries and inventions
Product Ideas
Internal processes
Software code and documentation
Trade secrets
Service documentation
Product drawings, specifications and documentation

We Protect Our Resources.
Our Assets
All associates are responsible for protecting Diebold's assets and ensuring their proper use. We must follow the Physical and Environmental Security Policy or the relevant local policy. We may not use Company assets or provide Company services for any unauthorized purpose, and 'off-the-books' funds or assets are strictly prohibited. Associates must be alert to fraud or any other situation that could lead to the loss, misuse or theft of Diebold's assets. Fraud includes theft, personal use of a Company credit card and false or misleading expense or other financial reports. Be sure to report any abuses or suspected abuses to one of Our Diebold Resources.

Our Intellectual Property
Some of Diebold's most valuable assets are in the form of intellectual property. We all must take care to protect Diebold's inventions, patents, trademarks, copyrights and trade secrets, whether or not they are subject to any specific protection provided by law. Associates should not disclose that information outside of the Company without first obtaining approval from a member of the legal team. Also, do not share information about Diebold's potential creation of - or filing for - intellectual property rights. Any associate who becomes aware of an infringement or violation of the Company's intellectual property rights should report it immediately. Diebold software and documentation are valuable intellectual property and are copyrighted and trade secrets.
Diebold also respects the intellectual property rights of others. All third-party software we use in the course of Company business must be appropriately licensed. Third-party software includes not only software for which we must pay license fees, but also free and open-source software. Free and open-source software may actually be subject to significant use and license restrictions. Software developers in particular should be aware of and follow the Diebold Free and Open Source Software Management Policy.
Associates may not download, distribute or use photos, cartoons, games, articles, movies, music or other copyrighted works in connection with Company activities, without an appropriate authorization from the owner of the work. Do not assume that material which is publicly available on the Internet is free to copy and use. Copyright infringement may expose not only the Company, but also individual associates, to civil and criminal liability.

Q: I just found a great article online. May I download and send it in an email - just to the other members of my team at the company?

A: Not unless you have the permission of the copyright holder. Rather than attaching the article, however, you may send a link to it provided that the source does not prohibit linking. The fact that an article is widely circulated, that you only plan to use it internally or that you may have seen others email article downloads does not relieve you of your obligation to use and distribute it appropriately.
Similar restrictions apply to copying and distributing printed or other forms of copyrighted works.

Q: What if the article (or other item) I found online does not include a copyright notice or does not indicate it is copyrighted? In that case, may I copy and use it in connection with my work at the Company?

A: Probably not. Copyright protection is a legal right and exists automatically, regardless of any notice. Any use of copyrighted works owned by others in connection with Company activities must be reviewed and approved by an authorized member of Diebold's legal team.

Our Computers and Communication Systems
The Company's computers and communication systems, including the Internet and email, are generally intended for Diebold business only.
We are all responsible for using Diebold's equipment and systems responsibly and for protecting them from theft and damage, just as if they were our own. These obligations extend to off-site use of Company equipment at home or elsewhere. To protect the security of our computers and communication systems, associates must use strong passwords and follow the Information Systems Acceptable Use Policy or their local policy.
Do not use the Company's electronic communication systems or devices in any way that is illegal, unethical, disruptive or offensive to others. Electronic communication systems and devices include:

•	Smart phones

•	Tablets

•	Voicemail

•	Text messages

•	Computers

•	Email

•	Internet

•	Instant messaging (including Communicator)

•	Any future type of electronic communication

We all must use Diebold's technology appropriately and with good judgment. Associates may not access or create harassing or disparaging content and should use caution when drafting email messages. Avoid speculation, exaggeration and sarcasm in any communication, whether it is a formal memorandum or an informal instant message. To report communications containing questionable or offensive material, contact a supervisor or a human resources representative.

Diebold reserves the right to access, monitor and investigate our electronic systems as well as other Company property, to the extent permitted by local law. Diebold also reserves the right to eliminate any threat to the security of the Company's electronic systems, based on the severity of the risk to the organization.

Diebold Values KNOWLEDGE
“'We encourage continuous development of our skills and expertise to better serve our customers.”
We Are Proud and Honest in Our Public Communications.
Our Interactions With the Public
Diebold values its relationships with the investment community and the media and is committed to providing full, fair and accurate press releases and public communications. All information provided to the investment community, the media, magazines and industry publications must come from the Company's corporate communications and investor relations department. Associates are not permitted to provide information to the investment community or to make statements to the media on behalf of Diebold unless authorized by the Company. Please refer any requests for Company information - whether they come from the press, the financial community or the government - to corporate communications and investor relations or a member of the legal team.

Our Use of Social Media
When using the Internet, social media or other public forums, we all must comply not only with this Code, but also with the Social Media Policy or the local policy related to social media. Remember that social media supports a global community, and information posted there is public and searchable. Do not share confidential or proprietary information about Diebold, our customers, our business partners or your work activities, and be sure to consider and follow the Company's values and high ethical standards when using social media. Certain authorized personnel at Diebold may use social media to, among other things, market the Company's products and services, do market research or search for job candidates. Unless authorized, however, associates may not speak for or on behalf of the Company when using social media.
We Never Improperly Use Inside Information.
Material 'inside' or non-public information can affect the market price - and investor decisions about - Diebold, Incorporated's securities. There may be times when we know important, confidential Company information prior to the release of that information to the public. We must hold that knowledge in strict confidence and may not buy or sell securities based on any material inside information. Trading on this type of information is illegal and could result in large fines and even imprisonment. Sharing material non-public information with someone else who then buys or sells securities based on that information is also illegal and against Company policy. To learn more, please refer to Diebold's Insider Trading Policy.

Consider this situation:

David is an executive assistant for a member of the Company's senior management team and often comes across sensitive Company information as he works with both his supervisor and other executives' assistants. There have been many internal senior-management meetings recently, and David has learned there will soon be a major personnel change at the highest level of the organization..

Q. David's sister is a financial planner who has bought and sold Company shares in the past, and he wonders if he should let her know about the pending management change at the Company. Can he?
A.  Absolutely not. A major personnel change represents material inside information. If David did share this information, he would be 'tipping' his sister, which is illegal, against Company policy and could result in fines and/or imprisonment. Other examples of material non-public information include:
New product plans or new product development
Government investigations
Significant potential legal claims
Possible mergers, acquisitions or divestitures
Potential joint ventures
Winning or losing an important contract or customer
David may certainly tell his sister about anything appearing in our annual reports, regulatory filings and press releases, however, as that information is public.

We Respect the Privacy of Our Associates, Customers and End Users.
Protecting the non-public personal information of our associates and of end-use consumers is very important to Diebold. We only collect, hold and use personally identifiable information for legitimate business purposes. Any associate with access to legally restricted personally identifiable information must safeguard it and use it only for the reason it was collected and expressly authorized. Associates may not access or obtain this type of information unless they are specifically authorized to do so and understand the legal restrictions which apply to the information. In addition, some countries restrict the transfer of personal data across national borders. Associates who are asked to transfer personal information, or who have any questions about doing so, should contact a member of our legal team.
Subject to local law, Diebold reserves the right to access our electronic systems as well as other Company property, and associates should not assume that they have any privacy or personal rights related to their email or documents stored on or transmitted through Diebold systems. Diebold associates should also not assume that the websites in their browsing history are private. For more information, associates should review the Information Systems Acceptable Use Policy or the policy applicable to their location.

A Message from our Vice President and Chief Compliance Officer

“By exhibiting principled behavior on a daily basis, we act as ambassadors for Diebold's compliance and ethics program.”

Thank you for taking the time to review our values-based Code of Business Ethics. As you can see, Diebold takes business conduct issues seriously, and we expect our associates to take the lead by serving as role models for Diebold's customers, suppliers, agents and business partners. By exhibiting principled behavior on a daily basis, we act as ambassadors for Diebold's compliance and ethics program.

Although our Code is an important tool in our day-to-day working lives, it will not answer every question you may have. Use it as a guide, but remember to seek input when you're not sure of the proper course of action. Please know that many people - including myself - are available if you ever have any questions or concerns relating to business ethics or proper compliance with the law.

With your help, Diebold will sharpen its vision, accomplish its mission and adhere to its vital corporate values.

Jason S. Hollander
Vice President and Chief Compliance Officer

Our Diebold Resources
'We all have a duty to ask questions and report wrong doing.'

Our Diebold Resources

There are many resources available to help associates answer questions, make the right decisions and report concerns or violations, including:

Their supervisors
Their management chains
Other members of management at the Company
A human resources representative
Diebold's Chief Compliance Officer
Diebold's General Counsel

EthicsPoint Hotline

Associates may report matters to EthicsPoint, the Company's third-party reporting administrator. EthicsPoint is available online at https://secure.ethicspoint.com/domain/media/en/gui/2013/index.html to allow associates and other individuals a means to report potential wrongdoing. EthicsPoint also operates a toll-free, confidential hotline call center that is available 24 hours a day, seven days a week. Associates can reach the EthicsPoint hotline call center at:

1-866-ETHICSP (1-866-384-4277) from the U.S. and Canada
If you are reporting from outside the U.S. or Canada, follow these instructions:
Dial the country's direct dial access (listed below).
At the prompt dial 866-384-4277.
The call will be answered in English. To continue your call in another language:
Please state your language to request an interpreter.
It may take 1-3 minutes to arrange for an interpreter.
During this time, please do not hang up.

Argentina
ALA Spanish 0 800 288 5288
Argentina Telecom 0 800 555 4288
Telefonica 0-800-222-1288

Australia Optus 1-800-551-155 Telstra 1-800-881-011
Austria 0-800-200-288

Bangladesh 157-0011

Belgium 0-800-100-10

Bolivia 800-101-110 Spanish Operator 800-101-111
Bosnia 00-800-0010
Brazil 0-800-888-8288 0-800-890-0288

Bulgaria 00-800-0010
Cambodia 1-800-881-001, available from payphones in Phnom Penh and Siem Riep only
Cayman Islands 1-800-225-5288

Chile
AT&T 171 00 311
AT&T - Spanish Operator 171 00 312
AT&T 800-225-288
Telefonica 800-800-288
ENTEL 800-360-311
ENTEL - Spanish Operator 800-360-312
Easter Island 800-800-311
Easter Island - Spanish Operator 800-800-312

China
Southern - Mandarin Operator 108-10
Southern China Includes: Shanghai, Jiangsu, Zhejiang, Anhui, Fujian, Jiangxi, Hubei, Hunan, Guangdong, Guangxi, Hainan, Chongqing, Sichuan, Yunnan, Tibet Autonomous Region, Shaanxi, Gansu, Qinghai, Ningxia, Xinjiang and Autonomous Region

Southern 108-11
Southern China Includes: Shanghai, Jiangsu, Zhejiang, Anhui, Fujian, Jiangxi, Hubei, Hunan, Guangdong, Guangxi, Hainan, Chongqing, Sichuan, Yunnan, Tibet Autonomous Region, Shaanxi, Gansu, Qinghai, Ningxia, Xinjiang and Autonomous Region

Northern - Mandarin Operator 108-710
Northern China Includes: Beijing, Tianjin, Heilongjiang, Jilin, Liaoning, Shandong, Shanxi, Hebei, Henan, and Inner Mongolia

Northern 108-888
Northern China Includes: Beijing, Tianjin, Heilongjiang, Jilin, Liaoning, Shandong, Shanxi, Hebei, Henan, and Inner Mongolia

Columbia 01-800-911-0010 Spanish Operator 01-800-911-0011

Costa Rica 0-800-011-4114
Croatia 0800-220-111

Curacao 001-800-872-2881

Czech Republic 00-800-222-55288
Denmark 800-100-10

Dominican Republic 1-800-225-5288 1-800-872-2881 Spanish Operator 11 22

Ecuador 1-800-225-528 Andinatel 1-999-119
Egypt 02-2510-0200 Cairo 2510-0200
El Salvador 800-1785
Estonia 800-12001
Fiji 004-890-1001
Finland 0-800-11-0015
France 0-800-99-1011 0-800-99-1111 0-800-99-1211 Telecom 0-800-99-0011 Paris Only 0-800-99-0111 Telecom Development 0805-701-288
French Antilles 0-800-99-0011
French Guiana 0800 99 00 11
Germany 0-800-225-5288
Ghana 0191
Gibraltar 8800
Greece 00-800-1311
Grenada 1-800-225-5288, available from airports, cruise docks and hotels only
Guadeloupe 0-800-99-0011
Guam 1-866-384-4277

Guatemala 999-9190

Guyana 159
Honduras 800-0123
Hong Kong 800-93-2266 800-96-1111
Hungary 06-800-011-11
Iceland 00-800-222-552-88
India 000-117
Indonesia 001-801-10 Not available from cellular phones Use public phones allowing international access
Ireland 1-800-550-000 UIFN 00-800-222-55288 Northern 0-800-89-0011
Israel Golden Lines 1-80-922-2222 Barak 1-80-933-3333 Bezeq 1-80-949-4949
Italy 800-172-444
Ivory Coast 00-111-11 French Operator 00-111-12
Jamaica 1-800-872-2881 872, card calls from select hotels and dedicated phones
Japan NTT 0034-811-001 KDDI 00-539-111 Softbank Telecom 00-663-5111
Jordan 1-880-0000
Kazakhstan 8^800-121-4321
Korea (South) Dacom 00-309-11 ONSE 00-369-11 Korea Telecom 00-729-11 U.S. Military Bases - Dacom 550-2872 U.S. Military Bases - Korea Telecom 550

Latvia 8000-2288
Lebanon 01-426-801
Luxembourg 800-201-11

Macedonia 00 800 4288
Malaysia 1-800-80-0011

Mexico 001-800-462-4240 01-800-288-2872 Spanish Operator 001-800-658-5454 Por Cobrar 01-800-112-2020
Micronesia 288
Monaco 800-90-288

Morocco 002-11-0011
Netherlands 0800-022-9111
Netherlands Antilles 001-800-872-2881
New Zealand 000-911
Nicaragua Spanish Operator 1-800-0164 1-800-0174

Norway 800-190-11 U.S. Military Bases 800-199-11
Pakistan 00-800-01-001
Panama 800-0109 Spanish Operator 800-2288
Paraguay 008-11-800, Asuncion City only
Peru Spanish Operator 0-800-50-000 Telephonica 0-800-50-288 Americatel 0-800-70-088
Philippines PLDT 1010-5511-00 Globe, Philcom, Digitel, Smart 105-11 Tagalog Operator 105-12
Poland 0-0-800-111-1111
Portugal 800-800-128
Puerto Rico 1-866-384-4277

Romania 0808-03-4288
Russia 8^10-800-110-1011 8^495-363-2400 8^812-363-2400 St. Petersburg 363-2400 Moscow 363-2400

Saudi Arabia 1-800-10

Senegel 800-103-072 French Operator 800-103-073
Singapore StarHub 800-001-0001 SingTel 800-011-1111
Slovakia 0-800-000-101
South Africa 0-800-99-0123
Spain 900-99-0011
Sri Lanka 112-430-430 Colombo 2-430-430

Sweden 020-799-111
Switzerland 0-800-890011

Taiwan 00-801-102-880
Thailand 001-999-111-11 1-800-0001-33
Trinidad and Tobago 1-800-872-2881
Turkey 0811-288-0001

Ukraine 0^00-11
United Arab Emirates 8000-021 U.S. Military Bases 8000-051 or 8000-061
United Kingdom C&W 0-500-89-0011 British Telecom 0-800-89-0011
Uruguay 000-410
Uzbekistan 8^641-744-0010

Vatican City 800-172-444
Venezuela 0-800-225-5288 Spanish Operator 0-800-552-6288
Vietnam 1-201-0288
Zimbabwe 00-899 110-98990

EthicsPoint hotline operators and the web-reporting system can handle questions or reports in several languages.

EthicsPoint users will have the option of reporting matters confidentially to EthicsPoint. In many cases, associates may make an anonymous report using the EthicsPoint hotline, but not every country permits anonymous reporting on every concern. When associates call the hotline or make a report online, they will be asked for their work location. EthicsPoint operators and systems will then guide users in making their report, based on their location. If local law prevents associates from reporting anonymously, they will be asked to make their report in other ways and may choose how to handle their concern within those legal parameters. Contact EthicsPoint, our Chief Compliance Officer or a member of the Company's legal team with any questions.